OREGON METALLURGICAL CORPORATION


                                EXHIBIT 11.1

                        Earnings per share computation



                                   Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                   __________________       ________________
                                       (in thousands except per share data)

                                      1996      1995        1996       1995
                                      ____      ____        ____       ____

Net income                         $  5,186   $    453    $  8,531   $    988
                                   ========   ========    ========   ========

Weighted average shares
  outstanding                        11,316     10,908      11,187     10,902

Weighted average share
  equivalents assumed
  issued from Excess
  Benefit Plan                           76        118          92        128

Weighted average share
  equivalents assumed issued
  from exercise of warrants
  and stock options                      93         62          85         36

Weighted average share
  equivalents assumed
  issued as part of Employee
  Compensation Plans                     68         99          54         66
                                   ________   ________    ________   ________

Weighted average share and share
  equivalents outstanding            11,553     11,187      11,418     11,132
                                   ========   ========    ========   ========

Net income (loss) per share        $   0.45   $   0.04    $   0.75   $   0.09
                                   ========   ========    ========   ========


Earnings per share computed on both the primary and fully diluted bases are the same.